Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

INVESTOR RELATIONS CONTACT:
William Schmitt — Integrated Corporate Relations
203-682-8200, investorrelations@lakesentertainment.com
FOR FURTHER INFORMATION CONTACT:
Timothy Cope — 952-449-7030

FOR IMMEDIATE RELEASE:
September 30, 2008

GOVERNOR SCHWARZENEGGER SIGNS BILL RATIFYTING COMPACT
TO ALLOW UP TO 5,000 CLASS III SLOTS AT RED HAWK CASINO
MINNEAPOLIS — September 30, 2008 — Lakes Entertainment, Inc. (NASDAQ: LACO) announced today that California Governor Arnold Schwarzenegger has signed the bill ratifying the amended compact between the Shingle Springs Band of Miwok Indians and the State of California, which will allow for Class III gaming to be offered at the Red Hawk Casino located in Shingle Springs, California. The casino is currently under construction and will be managed by Lakes Entertainment.
“We are pleased that the California legislature has ratified the compact and that Governor Schwarzenegger has signed the bill,” said Lakes’ President and Chief Financial Officer Tim Cope. “With the ratification complete, the amended compact will now be submitted to the Bureau of Indian Affairs for its approval. We expect to receive BIA approval prior to the opening of the Red Hawk Casino, which remains on schedule for the end of this year.”
The new compact runs through 2029 and allows for a maximum of 5,000 Class III electronic gaming devices (slot machines) at one gaming facility. In addition, the Shingle Springs Band will share revenues with the state based on a sliding scale percentage of net win — ranging from 20 percent to 25 percent — from the operation of the slot machines. The Tribe will also contribute $4.6 million per year to the Revenue Sharing Trust Fund, which pays up to $1.1 million each year to non-gaming tribes in California.

Subject to receiving all final approvals, upon its opening, the Red Hawk Casino plans to feature approximately 2,000 Class III slot machines, 75 table games, a high stakes gaming room, as well as 10 food and beverage outlets, enclosed parking and other facilities. The Tribe estimates that the casino will generate approximately 2,000 new jobs.
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management or financing agreements with four separate Tribes for casino operations in Michigan, California, and Oklahoma, for a total of five separate casino sites. Lakes is currently managing the Cimarron Casino for the Iowa Tribe of Oklahoma and the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians. Lakes is also involved in other business activities, including possible development of a Company owned casino resort project in Vicksburg, Mississippi and the development of new table games for licensing to Tribal and non-Tribal casinos. The Company also owns approximately 61 percent of WPT Enterprises, Inc. (NASDAQ: WPTE), a separate publicly held media and entertainment company engaged in the creation of internationally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes, including the World Poker Tour® television series, the operation of an online gaming website, the licensing and sale of branded products and the sale of corporate sponsorships.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, passage of the Ohio casino resort initiative on the November 4, 2008 Ohio statewide election ballot or if the referendum passes, that it will not subsequently be challenged or that other developments will not prevent or delay the project; need for current financing to meet Lakes’ operational and development needs, including financing needs related to the Ohio casino resort initiative; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPTE shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPTE common stock. There are also risks and uncertainties relating to WPTE that may have a material effect on the company’s consolidated results of operations or the market value of the WPTE shares held by the company, including the risk that WPTE may not obtain sufficient sponsorship revenues for Season Seven programming of the WPT series; difficulty of predicting the growth of WPTE’s online gaming business, which is a relatively new industry with an increasing number of market entrants; reliance on the efforts of CryptoLogic to develop and maintain the online gaming website in compliance with WPTE’s business model and applicable gaming laws; the potential that WPTE’s television programming will fail to maintain a sufficient audience; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review the company’s filings with the Securities and Exchange Commission.